FOR IMMEDIATE RELEASE

Martha Lindeman	Elizabeth Austin
312-373-2430	312-373-2447
marthal@playboy.com	eaustin@playboy.com

Christie Hefner Announces Plans to Step Down
As Playboy Enterprises, Inc. Chairman and CEO;
 Hefner to Remain as CEO through January and on the Board of Directors;
Jerome Kern Appointed Interim Chairman

CHICAGO, December 8, 2008 – Christie Hefner today announced that she intends to step down as Playboy Enterprises, Inc. Chairman and Chief Executive Officer.  She will stay on as CEO until January 31, 2009, and will remain as a member of the board until a new CEO joins the company.  Playboy also said that the board will begin looking for a replacement immediately, and that it has appointed Jerome Kern, a long-time director of the company and an experienced media executive, to serve as interim non-executive chairman.

Kern said:  “In the course of her tenure, Christie has overseen Playboy’s transition from a domestic magazine publisher to a global lifestyle and multi-media company.  She directed the company’s entry into TV, online and mobile and helped each of those businesses reach profitability.  Under her leadership, the Licensing Group grew from insignificance to become the company’s most profitable business.  Christie’s commitment to the company has been unparalleled, and we are pleased that she has agreed to stay on to help oversee the transition.  We wish her all the best in her future endeavors.”

 “Playboy Enterprises Inc. has literally and figuratively been my life and career for more than 30 years,” Hefner said.  “Last month marked my 20th anniversary as CEO; just as this country is embracing change in the form of new leadership, I have decided that now is the time to make changes in my own life as well.  I believe the company’s businesses are well positioned for future growth, and I can leave the company confident that the current management team will be able to capitalize on our achievements and the opportunities in development.

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“I have had a remarkable career with Playboy. I never expected to go into the family business, much less to stay here this long, but I have enjoyed the challenges and opportunities the past decades have presented.  It has been a privilege to be part of the company’s dedicated team of employees, and I look forward to helping the board find a successor who can work effectively with this talented group of people,” Hefner said.

Playboy founder Hugh Hefner said: “I asked Christie to step up as president when the company faced serious financial difficulties more than two decades ago.  She has worked tirelessly to expand the company’s franchise, and, as a result of her efforts, the company today has more consumers and fans than at any time in our history.   Of course, as her father, my first priority is Christie’s happiness.  While I will miss her leadership here, I believe that she will go on to achieve even greater personal success.”

Kern joined Playboy’s board of directors in 2002.  He is a partner in Enki Strategic Advisors and president of Kern Consulting, L.L.C., which he founded in 2001 after serving as chairman and CEO of On Command Corporation.  Prior to joining On Command, he served as vice chairman and a member of the board of Tele-Communications Inc., or TCI.

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Playboy Enterprises, Inc.
Playboy Enterprises is a brand-driven, international multimedia entertainment company that publishes editions of Playboy magazine around the world; operates Playboy and Spice television networks and distributes programming via home video and DVD globally; licenses the Playboy and Spice trademarks internationally for a range of consumer products and services; and operates Playboy.com, a leading men's lifestyle and entertainment Web site.